Exhibit 10.65
Execution version

SEPARATION AGREEMENT

To:    Ricardo M. Berckemeyer
From: Eilif Serck-Hanssen
Date: July 14, 2019

The following Separation Agreement (the “Agreement”) is between Laureate Education, Inc. (“Laureate”) and Ricardo M. Berckemeyer (“Executive”). Laureate has elected to eliminate the position of President and Chief Operating Officer and as a result, Executive’s employment relationship with Laureate shall terminate as described below, and Laureate and Executive wish to voluntarily resolve all issues that arise out of the employment relationship. Nothing in this Agreement constitutes an admission of fault or liability by either party.
Based on these mutual promises, Laureate and Executive agree as follows: Employment Status
The employment relationship shall end, and Executive shall be separated from service on July 15, 2019 (the “Separation Date”). Except as expressly otherwise set forth herein, this Agreement replaces all prior agreements, whether verbal or written, between Laureate and Executive as to any aspect of Executive’s employment, except Laureate and Executive acknowledge that Executive’s vested rights under the Laureate’s 401(k) Plan and executive disability insurance shall continue to be governed by such plans. The restrictive covenants (including with respect to post-employment confidential information and trade secrets, non-competition, and non- solicitation of customers and employees) set forth in the various management stockholders and any other agreements between Executive, Laureate, and Laureate’s affiliates are hereby amended, restated, and superseded by this Agreement including the covenants set forth in Exhibit A.

Executive shall remain a full-time, at-will employee of Laureate through the Separation Date. During the period from the date hereof through the Separation Date, Laureate reserves the right at any time to require Executive to remain away from Laureate’s premises, to work from home, or to otherwise assist in the transition process. Executive may be relieved of some or all of his duties in Laureate’s sole discretion. While Executive remains employed through the Separation Date, Laureate shall continue to pay Executive his base salary and all benefits to which Executive is entitled. While Executive remains employed, Executive must continue to comply with Executive’s implied duties, including those of good faith and fidelity, and comply with the obligations set out in this Agreement.

Severance Pay

Subject to the terms of this Agreement, and in accordance with the Laureate Education, Inc. Severance Policy for Executive and Non-Executive Executives, Laureate shall provide Executive with a severance payment in the gross amount of Two Million Seven Hundred and Sixty Thousand Dollars ($2,760,000.00) less any withholding for tax and any other authorized deductions, which is an amount equivalent to one and a half (1.5) years of Executive’s current salary and target annual bonus under Laureate’s 2019 Annual Incentive Plan (collectively, the “Severance Continuation”). The Severance Continuation shall be paid in equal installments over eighteen (18) months, commencing within sixty (60) days following the Revocation Date (as defined below), in the form of payroll continuation through Laureate’s regular payroll cycle, contingent on Executive’s execution and non-revocation of the general release of claims attached hereto as Exhibit B (the “Release”).

As further consideration for entering into this Agreement, Executive shall be eligible for an amount equal to the actual bonus for 2019 that Executive would be eligible for if he continued employment with Laureate under Laureate’s 2019 Annual Incentive Plan (the “2019 Plan”), prorated for the portion of the 2019 calendar year that Executive was employed by Laureate (the “Bonus Consideration” and with the Severance Continuation, the “Severance Payment”). The Bonus Consideration shall be paid in a lump sum if and when other employees receive their bonuses in connection with the 2019 Plan, but in any event no later than March 15, 2020. The Bonus Consideration shall be calculated in accordance with the terms of the 2019 Plan, based on individual and corporate performance, as assessed by the Compensation Committee of Laureate’s Board of Directors, in its discretion. For purposes of this Agreement, Laureate shall assume that Employee met his individual goals at target such that his individual performance multiplier shall be 100% and for the corporate performance multiplier Laureate shall use the same multiplier as applied to its most senior executives. The Bonus Consideration shall be less any withholding for tax and any other authorized deductions. Executive acknowledges and agrees that, other than as provided in this paragraph Executive shall not be eligible to receive any other payment under the 2019 Plan or any subsequent year’s plan.

The Severance Payment shall be in consideration for the restrictive covenants contained herein (including on Exhibit A) and of Executive’s execution and non-revocation of the Release. In the event that Laureate shall fail to pay any installment of the Severance Payment when due and a court finally determines that such failure to pay was wrongful, then: (i) the entire balance of the unpaid balance of the Severance Payment shall bear interest at the rate of one percent (1%) per month/twelve percent (12%) per annum, compounded monthly until paid or, if less, the highest rate of interest permitted by law; and (ii) the Executive shall be entitled to reimbursement of his reasonable costs and expenses, including without limitation his legal fees, incurred in connection with enforcing his rights under this Agreement, with such reimbursement being due and payable as and when such costs are incurred.

Equity Awards

All of Executive’s various equity awards (collectively, “Equity Awards”) shall continue to be governed by their applicable terms, except as provided herein. On the Separation Date, any and all of Executive’s unvested Performance Share Units, Restricted Stock Units, and Stock Options shall be forfeited without any payment therefor. Any restrictive covenants set forth therein are replaced by this Agreement (including Exhibit A). To the extent that any Equity Awards consist of options then the exercise period for each such option is hereby extended to the earlier of the latest original expiration date of such option or July 15, 2021.

Executive Benefits

Executive’s Laureate-provided health benefits shall terminate as of the Separation Date. Pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Laureate shall provide Executive with written notice of the right to elect to continue health coverage, effective on the day after the Separation Date. Any conversion or continuation rights for other insurance or benefits plans shall be governed by the terms of those plans.

As further consideration for entering into this Agreement, if Executive elects to continue his healthcare benefits pursuant to COBRA and enrolls on a timely basis, Laureate shall pay the same percentage of the monthly cost of the COBRA medical, dental and vision coverage as it paid for Executive’s (and any covered dependents) coverage during Executive’s active employment for up to eighteen (18) months following the Separation Date (the “Severance Period”), including the two percent (2%) COBRA administrative premium on Executive’s medical, dental and vision coverage (the “COBRA Payment”). Thereafter, Executive may continue to receive healthcare coverage pursuant to COBRA at his own expense to the extent permitted under COBRA. Any failure by Executive to pay Executive’s portion of coverage during the Severance Period shall result in termination of continuation coverage. All payments pursuant to this paragraph shall be paid by Laureate directly to the COBRA benefit provider.

If at no time during the Severance Period has Executive become eligible for group health insurance coverage through a new employer, as soon as practicable after the Severance Period Laureate will make a lump-sum cash payment to Executive equal to six (6) multiplied by the monthly COBRA Payment. For the avoidance of doubt, such cash payment may be used for any purpose, including but not limited to continuation of medical, dental and vision coverage, and will be subject to all applicable tax withholdings.

Vacation Payout

Executive shall receive vacation payout for any earned but unused vacation days through the Separation Date.

Outplacement Services

Outplacement Services shall be rendered through a provider chosen by Laureate. Executive shall be entitled to the nine-month program of service. Laureate shall pay the provider directly and Executive shall not receive the cash equivalent of the cost of Outplacement Services should Executive choose not to use them or if such services are terminated prior to the full nine-month term. In lieu of using the provider selected by Laureate, Executive may select a different provider, subject to Laureate’s reasonable approval, provided that the cost of such provider is no greater to Laureate than the cost of the provider that was otherwise chosen by Laureate.

Laureate Property

It is Executive’s responsibility to return all Laureate property to Laureate’s Human Resources Department by the end of the day on the Separation Date. Laureate property includes, but is not limited to, computer hardware and software, manuals, customer information, any and all confidential and proprietary information, corporate credit cards, keys and security passes.
Executive also agrees and authorizes Laureate to deduct from Executive’s Severance Payment any amounts for obligations owed by Executive (if any) for unpaid personal use of corporate credit card balances, personal telephone calls, costs of unreturned company property such as computers and keys, and other debts and obligations to Laureate, if any. Executive affirms that he has not transferred any Confidential Information (as defined in Exhibit A) to any device, email or computer system and agrees that he has returned or shall return as of the Separation Date any and all Laureate Confidential Information, regardless of format, that he has in his possession prior to and as of the Separation Date.

Cooperation during Severance Period

Executive agrees to fully cooperate with Laureate on all matters relating to Executive’s employment and the conduct of Laureate business, including resignation from various boards of directors, any litigation, claim or suit in which Laureate deems that Executive’s cooperation is needed through the end of the Severance Period. Executive further agrees that during such period Executive shall make himself available to respond to and cooperate with requests for information from Laureate. Laureate agrees that it shall reimburse Executive for any reasonable out-of- pocket expenses he may incur in providing such cooperation, including without limitation travel expenses.

Remedy for Breach of Restrictive Covenants

In the event that Executive breaches any restrictive covenant (including with respect to post- employment confidential information, trade secrets, property, cooperation, non-disparagement, non-competition, and non-solicitation of customers and employees) in this Agreement (including Exhibit A), Laureate may seek injunctive relief and damages and at such time will immediately cease the Severance Payment and any other additional benefits provided herein.
Non-Disparagement

Executive agrees that he shall not disparage Laureate or any of Laureate’s parents, subsidiaries, affiliates, directors, officers, employees and agents, as well as the directors, officers, employees and agents of Laureate’s parents, subsidiaries and affiliates. Laureate agrees that it will use commercially reasonable efforts to cause its executive officers and members of the Board of Directors to not disparage Executive. These non-disparagement agreements include, but are not limited to, the making of disparaging verbal comments to others or publication of documents containing disparaging statements, either electronically or on paper, unless (i) required by law,
(ii)made to a government agency as part of the agency’s investigation, or (iii) pursuant to lawful subpoena issued by a court of competent jurisdiction.

Execution of General Release

Executive shall sign the Release on or after the Separation Date, but no later than forty-five (45) days following the Separation Date. Laureate shall have no obligation to provide any payments or benefits hereunder, including the Severance Payment and COBRA payments, until the Release is executed and delivered to the Laureate and the revocation period described therein has ended without a valid revocation (“Revocation Date”). Executive understands and agrees that if he does not sign the Release, this Agreement shall be void.

Section 409A

If any provision of this Agreement contravenes Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the parties shall reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A.

Further, for the purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the revocation date”), the actual date of payment within the specified period shall be within the sole discretion of Laureate.

Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under Laureate’s established methodology for determining specified employees, Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the termination of Executive’s employment, until the date which is the first business day following the six (6)-month anniversary of Executive’s Separation Date, with any such payments being paid in an aggregated lump sum on the first payroll date following the six (6)-month anniversary of Executive’s Separation Date.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements (within the meaning of Section 409A) provided under this Agreement during any tax year and subject to Section 409A shall not affect in-kind benefits or reimbursements to be provided in any other tax years and may not be liquidated or exchanged for any other benefit; and Laureate shall make any reimbursement payments to which Executive is entitled to within the calendar year in which the expense was incurred. To the extent any tax gross-up payments (within the meaning of Section 409A) are made under this Agreement, such tax gross-up payments, if any, shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes.

Other Terms

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. Any payment or benefit due to Executive per this Agreement shall not be subject to reduction for any compensation received from other employment, except that if Executive should be rehired in any capacity by Laureate or any of its affiliates during the severance pay period, no further severance payments shall be owed or paid as of the date of rehire.

This Agreement shall inure to the benefit of and shall be binding on the assigns and heirs of Executive and on the purchasers and assigns of Laureate. This Agreement contains the entire understanding of the parties, and shall not be changed except by another written, signed Agreement.

As a condition of entering into this Agreement, the Parties mutually waive and relinquish any right to a jury trial they may have with respect to any dispute pertaining to Executive’s employment with Laureate, including its termination, this Agreement and/or its terms.

This Agreement shall be interpreted under the laws of the State of Maryland. This Agreement may be signed in counterparts.
Executive has been advised to discuss this Agreement with an attorney and Laureate hereby agrees to reimburse Executive for reasonable fees and costs incurred by him in seeking the advice of such counsel. Executive has read this Agreement and understands its terms. Executive has not relied on statements made by any of the agents of the Laureate with regard to the Agreement and enters into this Agreement voluntarily.

Ricardo M. Berckemeyer	Laureate Education, Inc.

EXECUTIVE: /s/ Ricardo M. Berckemeyer	BY: /s/ Victoria Silbey

DATE: July 15, 2019	TITLE: SVP – Chief Legal Officer

DATE: July 19, 2019

Exhibit A

Non-Competition, Non-Solicitation, and Confidentiality

(i)	Executive hereby agrees that, without Laureate’s prior written consent, Executive shall not, directly or indirectly:

a.
at any time during or after Executive’s employment with Laureate or its affiliates, disclose or use any non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media (collectively, “Confidential Information”) pertaining to the business of Laureate or its affiliates, except when required to perform his duties to Laureate or one of its affiliates, by law or judicial process;

b.
at any time during Executive’s employment with Laureate or its affiliates and for a period of two years thereafter, directly or indirectly, (A) act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business that directly competes, at the relevant determination date, with the post-secondary business of Laureate or its affiliates in any country where Laureate or its Affiliates then manufactures, produces, sells, leases, rents, licenses or otherwise provides products or services, or (B) provide any services to, or otherwise intentionally assist, a prospective purchaser of an affiliate of Laureate, in connection with attempting to purchase such affiliate, including by sharing any Confidential Information; provided, however, that, notwithstanding the foregoing, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of Laureate or its affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, own 5% or more of any class of securities of such person; and further provided that notwithstanding the foregoing, for the avoidance of doubt (i) in the United States the above restriction applies only to the business of Walden University and its affiliated entities; and (ii) in all countries post-secondary business does not include short-term, non-degree programs or related services;

c.
at any time during Executive’s employment with Laureate or its affiliates and for a period of two years thereafter, directly or indirectly (A) solicit customers or clients of Laureate or any of its affiliates to terminate their relationship with Laureate or any of its affiliates or otherwise solicit such customers or clients to compete with any business of Laureate or any of its affiliates or (B) solicit or offer employment to any person who is, or has been at any time during the twelve

(12) months immediately preceding the termination of Executive’s employment, employed by Laureate or any of its affiliates, provided that if an employee was involuntarily terminated by Laureate or its affiliate, the twelve (12) month look back period instead shall be six (6) months with respect to such involuntarily terminated employee;

(ii)
if Executive is bound by any other agreement with Laureate regarding the use or disclosure of Confidential Information, non-solicitation or non-competition, the provisions of this Agreement shall supersede and replace all such agreements; and

(iii)
notwithstanding, if at any time a court holds that the restrictions stated in this section are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, Laureate or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

EXHIBIT B - TO BE EXECUTED ON OR AFTER THE SEPARATION DATE GENERAL RELEASE OF CLAIMS
This General Release of Claims (“Release”) is made by Ricardo M. Berckemeyer (“Executive”) in favor of Laureate Education, Inc. (the “Company”), sometimes hereinafter collectively referred to as “the Parties.”

1.Incorporation of Severance Agreement. The Parties acknowledge and agree that the terms and conditions of the Separation Agreement (“Agreement”) dated [●] above are incorporated herein by reference and that the terms of this Release are material to that Agreement.

2.Consideration. In exchange for entering into this Release, the Company shall provide Executive with the Severance Payment and other benefits under the Agreement, which he would not otherwise be entitled to receive, as set forth in the Agreement. Executive acknowledges and agrees that these benefits are sufficient consideration in exchange for the promises contained in this Release.

3.No Other Payments. Executive acknowledges that the payments set out in the Agreement shall fully compensate him for all wages, bonuses, commissions, expenses, paid time off and any other benefit to which he was owed as a result of his employment with the Company. Executive further acknowledges and agrees that the Company has complied with all of its obligations pursuant to the Agreement as of the date Executive signs this Release.

4.Return of Property. By signing below, Executive acknowledges that he has returned all property belonging to the Company, as set out in the Agreement.

5.Executive’s General Release of Claims and Promise Not to Sue. In exchange for severance pay and other benefits described in the Agreement, Executive, on behalf of himself and his spouse, heirs, successors, and assigns, hereby irrevocably waives, releases, and forever discharges the Company and its parents, subsidiaries, affiliates, directors, officers, employees and agents, as well as the directors, officers, employees and agents of its parents, subsidiaries and affiliates (in this paragraph, the “Releasees”) from all claims and demands, causes of action, suits, injuries, physical or mental, and all damages resulting therefrom, including, but not limited to, attorneys’ fees and compensatory damages, litigation costs or expenses, punitive damages and damages for emotional distress, all claims under any federal, state, or local statute, law or ordinance including, but not limited to, the Fair Labor Standards Act, The Civil Rights Act of 1866, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (including the Older Workers Benefit Protection Act) (“ADEA”), the Family and Medical Leave Act, the Americans with Disabilities Act, National Labor Relations Act, and the Labor Management Relations Act, 29
U.S.C. § 141, et seq., the Labor Management Reporting and Disclosure Act, 29 U.S.C. § 401 et seq., the Older Workers Benefit Protection Act, all claims arising under the law of any state, including but not limited to the laws of the State of Maryland, and all common law claims in law or equity of any nature that he ever had or has, shall or may have against any of the Releasees that relate to any act, event, or omission, known or unknown, intentional, unintentional, or negligent, suspected or unsuspected, from the beginning of time up to and including the date on which this Release is signed by Executive, including, but not limited to, all claims known or unknown, asserted or unasserted which relate to any aspect of Executive’s employment by the Company or termination therefrom. Executive further agrees not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any lawsuit against any of the Releasees in any federal, state, or other court concerning any claims released by this Agreement. The Parties expressly acknowledge and agree that this general release and waiver shall exclude: (1) the rights and obligations contained in or provided under the Agreement and this Release; (2) any claim, right or entitlement that Executive is not allowed by applicable law to waive or release; (3) any right Executive has to file, cooperate in or participate in a charge, complaint or proceeding with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal state or local governmental agency or commission (“Government Agencies”), or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. Executive acknowledges and agrees that should Executive or any administrative agency or third party pursue any Claims on Executive’s behalf, Executive waives the right to any individual monetary recovery; except that this provision does not limit Executive’s ability to recover monies pursuant to the Security and Exchange Commission’s (SEC’s) whistleblower incentive award program; (4) any claim that may arise only after his signing of this Release; (5) any right Executive may have to any benefit under the terms of the Company’s retirement benefit plans; and (6) any rights provided for in the applicable equity award agreements that Executive has as of the Separation Date related to any then vested Equity Awards. Notwithstanding the foregoing, Executive understands and acknowledges that confidential information of the Company may be disclosed where required by
(i) law or order of a court of competent jurisdiction or (ii) any federal, state or local government agency under any whistleblower or similar statute; provided that, in the case of (i) and (ii), to the extent reasonably practicable, Executive first give to the Company reasonable prior written notice of such disclosure and afford the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available. In the event that such protective order or other remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of confidential information which, based on the advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving person shall agree to treat such confidential information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and the Company shall be given an opportunity to review the confidential information prior to disclosure thereof.

6.Specific Release of ADEA Claims. In consideration of my receipt of the Severance Payment and benefits provided to Executive under the Agreement, Executive hereby releases and forever discharges each Released Party from any and all claims that Executive may have as of the date of this Release arising under the ADEA. By signing this Release, Executive hereby acknowledges and confirm the following: (i) Executive was advised by the Company in connection with my termination of employment to consult with an attorney of Executive’s choice prior to signing this Release and to have such attorney explain to Executive the terms of this Release, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA; (ii) Executive has been given a period of not fewer than 45 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; (iii) Executive is providing the release and discharge set forth in this Section 6 in exchange for the consideration provided by the Agreement; and (iv) Executive has knowingly and voluntarily accepted the terms of this Release.

7.DTSA. Executive acknowledges that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (C) made to the individual’s attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
8.Revocation. Executive has seven (7) days following the signing of this Release to revoke it, in which case this Release shall not be effective, and Executive shall not receive the Severance Payment or other benefits set out in the Agreement. Executive understands that he shall not receive any of these payments under the Agreement until the revocation period has passed without valid revocation occurring. Notice of revocation must be submitted in writing by overnight courier to the Company’s Chief Legal Officer, Laureate Education, Inc., 650 South Exeter Street, Baltimore, MD 21202, and received within the seven-day time period. IN WITNESS WHEREOF, Executive hereto knowingly and voluntarily executes this General Release of Claims as of the dates set forth below.

MAY NOT BE SIGNED PRIOR TO THE SEPARATION DATE

Ricardo M. Berckemeyer:

Date: